                                  EXHIBIT 99.1

For Immediate Release     Contact:  Carl G. Anderson, Jr.      Frederick J. Hirt
June 23, 2004                       610-478-3171               610-478-3117

                 ARROW INTERNATIONAL, INC. REPORTS THIRD QUARTER
                    AND NINE MONTHS FISCAL YEAR 2004 RESULTS

READING, PA, June 23, 2004 - Arrow International, Inc. announced today that net sales for its third quarter of fiscal 2004 ended May 31, 2004 increased 12.3% to $108.8 million compared to $96.9 million in the same prior year period. Net income for the quarter reflects charges related to the Arrow LionHeart(TM) Left Ventricular Assist System program, as described below, and, as a result of these charges, decreased 20.0% to $11.6 million compared to $14.5 million in the same prior year period. Diluted earnings per share for the quarter decreased 21.2% to $0.26 per share compared to $0.33 per share in the same fiscal 2003 period.

For the nine months ended May 31, 2004, compared to the same period of last year, the Company's net sales increased 15.0% to $320.2 million from $278.5 million. Net income was $41.5 million during the period compared to $37.8 million in the comparable period of fiscal 2003, an increase of 9.8%. Diluted earnings per share were $0.94 per share compared to $0.86 per share in the same prior year period, an increase of 9.3%.

As a result of the Company's previously announced decision on April 15, 2004 to delay commencement of the Arrow LionHeart(TM) Phase II U.S. clinical trials, the Company incurred charges totaling $3.7 million, or $0.06 diluted earnings per share, in the third fiscal quarter. The charges consist primarily of an inventory write-off of $3.1 million, or $0.05 diluted earnings per share, for certain LionHeart(TM) components that became obsolete with the Company's decision not to proceed with the clinical trials using the first generation LionHeart(TM) power system and controller. The other charge was for equipment write-off of $0.6 million, or $0.01 per diluted earnings per share. In addition, in the third quarter of fiscal year 2004, the Company incurred research, development and engineering expense of $1.1 million, or $0.01 diluted earnings per share, for completion of the second generation LionHeart(TM) power system and controller. The Company's remaining investment in the LionHeart(TM) includes $2.0 million of components usable with either the first or second generation electronics and $2.5 million in manufacturing equipment.

Results of Total Company Operations,
excluding, as described above, the charges for LionHeart(TM) inventory and equipment write-offs, and research, development and engineering expense incurred in the third quarter of fiscal year 2004 for second generation components
(Dollars in millions, except per share)

                                                        Third Quarter                         Nine Months
                                                        -------------                         -----------
                                                FY04      FY03        % Growth       FY04       FY03       %Growth
Net sales                                      $108.8     $96.9        12.3%        $320.2     $278.5       15.0%

Income before tax, excluding charges           $22.0      $21.3         3.3%         $66.3      $55.9       18.6%

Net income, excluding charges                  $14.9      $14.5         2.8%         $44.8      $37.8       18.5%

Diluted earnings per share, excluding          $0.33      $0.33          -           $1.01      $0.86       17.4%
charges

Attached is a reconciliation to Generally Accepted Accounting Principles, or GAAP, that presents the components of the items excluded in determining the income before tax, net income and diluted earnings per share amounts in the above table.

Total Company U.S. sales in the third quarter of fiscal 2004 increased 11.6% to $70.2 million and represented 64.5% of total net sales. Total Company U.S. sales in the nine months ended May 31, 2004 increased 12.4% to $207.6 million and represented 64.8% of total net sales.

Total Company international sales in the third quarter of fiscal 2004 increased 13.5% to $38.6 million from $34.0 million in the third quarter of fiscal 2003 and represented 35.5% of total net sales. The weakness of the U.S. dollar in the quarter, compared to the same period of last year, increased total Company international sales by $2.2 million, or 6.5%. Total Company international sales in the nine months ended May 31, 2004 increased 20.0% to $112.6 million from $93.8 million in the same prior year period and represented 35.2% of total net sales. The weakness of the U.S. dollar during the nine-month period, compared to the same period of last year, increased total Company international sales by $8.8 million, or 9.4%.

Sales of critical care product platforms and cardiac care products for the third quarter and nine months ended May 31, 2004 are shown in the table below.


Sales by Product Platforms                        Third Quarter                            Nine Months
                                                  -------------                            -----------
(Dollars in millions)                        FY04      FY03     % Growth             FY04      FY03      % Growth

    Central Venous Catheters*               $55.5     $47.6        16.6%           $164.9    $135.6         21.6%
    Specialty Catheters                      34.4      31.5         9.2%             99.9      91.8          8.8%
    Stepic distributed products               3.1       3.3        (6.1)%             9.2       9.7         (5.2)%
                                            -----     -----                       -------   -------
      Subtotal Critical Care                 93.0      82.4        12.9%            274.0     237.1         15.6%
    Cardiac Care                             15.8      14.5         9.0%             46.2      41.4         11.6%
                                           ------      ----                       -------    ------
    TOTAL                                  $108.8     $96.9        12.3%           $320.2    $278.5         15.0%

        *Includes Diatek(TM) and NEOCARE(R) product sales in the third fiscal quarters of both years.

Carl G. Anderson, Jr., Arrow International's Chairman and Chief Executive Officer, stated "We continue to be encouraged by the Company's core growth rate, which is running at 9.8% on a fiscal year-to-date basis, adjusted for the acquisitions of Diatek(TM) and NEOCARE(R) in fiscal year 2003, and for favorable exchange rates. Importantly, our growth has been reasonably broad-based, with progress in central venous catheters, specialty catheters and cardiac care products. On a geographic basis, we continue to see encouraging growth in both domestic and international markets, which we believe is attributable in part to our strengthened marketing and sales effort."

"The introduction of the AutoCAT(R) 2 WAVE(TM) intra-aortic balloon pump is generating a positive response with customers. Physicians have reported positive patient outcomes with this breakthrough technology. However, the selling process in the third quarter has been slowed somewhat by ramp-up issues in manufacturing. While we do not believe this will impact the long-term growth of the AutoCAT(R) 2 WAVE(TM), some lingering impact may be felt in the fourth quarter of fiscal year 2004."

"The Company's strong growth over the past few years has absorbed most of its manufacturing capacity. To support projections for future growth and integrate operations acquired in recent years, the Company expects to initiate a multi-year capital investment plan to increase manufacturing capacity and rationalize its production operations. The first phase of this effort will include an additional manufacturing site in the Czech Republic and expansion of the plant in Chihuahua, Mexico. We expect to provide an estimate of the cost of this construction in the Company's September 29, 2004 release of fourth quarter and fiscal year 2004 financial results."

The Company's sales and earnings targets along with some of the key assumptions underlying these targets for the fourth quarter and full fiscal year 2004 are shown in the table below. The targets exclude certain GAAP items as described in the assumptions below.

Total Company Sales and Earnings Targets
(Dollars in millions, except per share)

                     Q404E              FY04E           Q403A           FY03A
                     -----              -----           -----           -----

Net Sales          $106-109M          $426-429M         $101.8M        $380.4M

Diluted E.P.S.     $0.32-.35         $1.33-1.36         $0.33           $1.19


Assumptions:
        1) Targets for fourth quarter and full fiscal year 2004 exclude research, development and engineering expenses for second generation LionHeart(TM) components in both the third and fourth quarters of fiscal year 2004 and the write-offs of certain LionHeart(TM) obsolete components and manufacturing equipment in the third quarter of fiscal year 2004.
        2) Fourth quarter and fiscal year 2003 results exclude the previously reported special charge, charge to research, development and engineering expense, and interest income relating to amended federal tax returns.
        3) Gross margin of 51.9% of sales for the fourth quarter and 52.3% for the full 2004 fiscal year.
        4) Operating expenses of 30.5% to 31.7% of sales for the fourth quarter and 31.4% to 31.7% for the full 2004 fiscal year.
        5) Operating income of 20.2% to 21.4% of sales for the fourth quarter and 20.6% to 20.9% for the full 2004 fiscal year.
        6)      Effective tax rate of 32.5%.
        7)      E.P.S. using 44,500,000 shares of common stock outstanding.
        8) R&D expenses of approximately 6.3% to 6.5% of sales for the fourth quarter and 6.4% for the full 2004 fiscal year, excluding research, development and engineering expenses for the second generation LionHeart(TM) expenses in the third quarter of fiscal year 2004 of $1.1 million and an estimate for the fourth quarter of fiscal year 2004 of $1.4 million.
        9)      A = Actual; E = Estimate; M = Millions

Note:   Third quarter fiscal year 2004 targets were as follows:

Net Sales              $106-108M

Diluted E.P.S.         $0.33-.35

Arrow expects to submit dossiers for the second generation LionHeart(TM) power system and controller to the Company's European Notified Body, TUV Product Services of Munich, Germany, in the fall of 2004 and anticipates receiving an approval for use of these electronics in the device approximately three months later, given that many of its components have not changed, no additional clinical data is required and the LionHeart(TM) quality system has already been certified. Arrow's European marketing plan for the LionHeart(TM) is based upon the receipt of this approval and the CE-marking of the second generation electronics.

The Company has made significant progress in its efforts to develop and test modifications to its CorAide(TM) continuous flow ventricular assist device to resolve elevated levels of hemolysis experienced in the first implant of the device. The Company expects that European clinical trials of the CorAide(TM) device should resume later this calendar year although, due to the pioneering nature of this program, it is difficult to predict precise timing.

In March 1999, the Company began open market purchases of its common stock pursuant to its previously announced program to repurchase up to 2 million shares of its common stock. In April 2000, the Company announced that it would repurchase up to another 2 million shares of its stock under this program, for a total of 4 million. As of May 31, 2004, the Company had purchased a total of 3,603,600 shares under this program, which remains in effect.

Arrow International, Inc. develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. The Company's products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists, electrophysiologists, and other health care providers.

Arrow International's news releases and other company information can be found on the World Wide Web at http://www.arrowintl.com.

The Company's common stock trades on The Nasdaq Stock Market(R) under the symbol ARRO.

                                  * * * * * * *

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release provides historical information and includes forward-looking statements (including projections). Although the Company believes that the expectations in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to have been correct. The forward-looking statements are based upon a number of assumptions and estimates that, while presented with numerical specificity and considered reasonable by the Company, are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies which are beyond the control of the Company, and upon assumptions with respect to future business decisions which are subject to change. Accordingly, the forward-looking statements are only an estimate, and actual results will vary from the forward-looking statements, and these variations may be material. Consequently, the inclusion of the forward-looking statements should not be regarded as a representation by the Company of results that actually will be achieved. Forward-looking statements are necessarily speculative in nature, and it is usually the case that one or more of the assumptions in the forward-looking statements do not materialize. Investors are cautioned not to place undue reliance on the forward-looking statements. In connection with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions the reader that the factors below, which are discussed, in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2003 and in its other filings with the Securities and Exchange Commission, could cause the Company's results to differ materially from those stated in the forward-looking statements. These factors include: (i) stringent regulation of the Company's products by the U.S. Food and Drug Administration and, in some jurisdictions, by state, local and foreign governmental authorities; (ii) the highly competitive market for medical devices and the rapid pace of product development and technological change in this market; (iii) pressures imposed by the health care industry to reduce the cost or usage of medical products and services; (iv) dependence on patents and proprietary rights to protect the Company's trade secrets and technology, and the need for litigation to enforce or defend these rights; (v) risks associated with the Company's international operations; (vi) potential product liability risks inherent in the design, manufacture and marketing of medical devices; (vii) risks associated with the Company's use of derivative financial instruments; and
(viii) dependence on the continued service of key members of the Company's management.

                            ARROW INTERNATIONAL, INC.
                              RESULTS OF OPERATIONS
           RECONCILIATION TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                                  MAY 31, 2004
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           QUARTER ENDED 5/31/04

                                                                                  SECOND
                                                   INVENTORY     EQUIPMENT      GENERATION
                                     AS REPORTED   WRITE-OFF     WRITE-OFF        R,D&E      AS ADJUSTED

Gross Profit                           $52,530       $3,140    $       -       $       -       $55,670

Income Before Taxes                     17,263        3,140           558           1,111       22,072

Net Income                              11,652        2,120           376             750       14,898

Diluted Earnings Per Share               $0.26        $0.05         $0.01           $0.01        $0.33

Weighted average shares used in
computing diluted earnings per
common share                            44,474       44,474        44,474          44,474       44,474


                                                         NINE MONTHS ENDED 5/31/04

                                                                                  SECOND
                                                    INVENTORY     EQUIPMENT     GENERATION
                                     AS REPORTED    WRITE-OFF     WRITE-OFF       R,D&E      AS ADJUSTED


Gross Profit                           $164,530       $3,140    $     -        $       -       $167,670

Income Before Taxes                      61,532        3,140          558           1,111        66,341

Net Income                               41,534        2,120          376             750        44,780

Diluted Earnings Per Share                $0.94        $0.05        $0.01           $0.01         $1.01

Weighted average shares used in
computing diluted earnings per
common share                             44,221       44,221       44,221          44,221        44,221


R,D&E = Research, Development and
Engineering


                                             ARROW INTERNATIONAL, INC.
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                    (UNAUDITED)


                                                              Three Months Ended                      Nine Months Ended
                                                           May 31,           May 31,             May 31,            May 31,
CONSOLIDATED STATEMENTS OF INCOME DATA:                     2004               2003                2004              2003
                                                       ---------------    --------------      --------------    ---------------
Net sales                                               $      108,779     $      96,949       $     320,174    $       278,545
Cost of goods sold                                              53,109            47,756             152,504            140,170
LionHeart inventory write-off                                    3,140                 -               3,140                  -
                                                       ---------------    --------------      --------------    ---------------

  Gross profit                                                  52,530            49,193             164,530            138,375
Operating expenses:
  Research, development and engineering                          8,201             6,329              21,428             18,810
  Selling, general and administrative                           26,510            22,649              80,696             64,570
  LionHeart manufacturing equipment write-off                      558                 -                 558                  -
                                                       ---------------    --------------      --------------    ---------------
Total operating expenses                                        35,269            28,978             102,682             83,380

Operating income                                                17,261            20,215              61,848             54,995
Interest, net                                                     (47)                54                 257                109
Other (income) expenses, net                                        45           (1,211)                  59            (1,060)
                                                       ---------------    --------------      --------------    ---------------

Income before income taxes                                      17,263            21,372              61,532             55,946
Provision for income taxes                                       5,611             6,946              19,998             18,182
                                                       ---------------    --------------      --------------    ---------------

Net income                                              $       11,652     $      14,426       $      41,534     $       37,764
                                                       ===============    ==============      ==============    ===============

Basic earnings per common share                                  $0.26             $0.33               $0.95              $0.87
                                                                 =====             =====               =====              =====

Diluted earnings per common share                                $0.26             $0.33               $0.94              $0.86
                                                                 =====             =====               =====              =====

Weighted average shares used in computing
basic earnings per common share                                 43,634            43,231              43,494             43,445
Weighted average shares used in computing
diluted earnings per common share                               44,474            43,667              44,221             43,762

                                                                    May 31,
    CONSOLIDATED BALANCE SHEET:                                      2004
                                                                ---------------
    ASSETS
              Cash                                              $        83,683
              Receivables (net)                                          84,105
              Inventories                                                95,482
              Prepaid expenses and other                                 18,148
                                                                ---------------
              Total current assets                                      281,418

              Property, plant and equipment (net)                       133,605
              Other assets                                              123,891
                                                                ---------------
              Total assets                                      $       538,914
                                                                ===============

    LIABILITIES AND SHAREHOLDERS' EQUITY
              Notes payable                                     $        31,197
              Other current liabilities                                  49,175
              Current maturities of long-term debt                        3,122
              Long-term debt                                                 -
              Other liabilities                                          22,487
                                                                ---------------
              Total liabilities                                         105,981

    Total shareholders' equity                                          432,933
                                                                ---------------
              Total liabilities and shareholders' equity        $       538,914
                                                                ===============